Exhibit 99.1

AAR reports third quarter fiscal year 2026 results

Wood Dale, Illinois, March 24, 2026 — AAR CORP. (NYSE: AIR), a leading provider of aviation services to commercial and government operators, MROs, and OEMs, reported today financial results for the fiscal year 2026 third quarter ended February 28, 2026.

THIRD QUARTER FISCAL YEAR 2026 HIGHLIGHTS

(As compared to Q3 FY2025)

•	Sales of $845 million; increased 25%
•	GAAP diluted EPS of $1.71
•	Adjusted diluted EPS of $1.25; increased 26%
•	GAAP Net income of $68 million
•	Adjusted EBITDA of $102 million; increased 26%
•	Adjusted EBITDA margin increased to 12.1% from 12.0%

“AAR delivered another outstanding quarter, continuing our momentum. Total sales were up 25%, including 14% organic adjusted sales growth,” stated John M. Holmes, AAR’s Chairman, President and CEO. “We saw growth across each of our parts, repair, and software platform activities in the quarter. Our Parts Supply segment grew 45% led by 36% organic growth in our new parts Distribution activity. Within new parts Distribution we saw 55% organic growth in sales to our government customers. Our Repair & Engineering business also reported strong sales growth in the period on continued volume increases in our hangars and component repair facilities, while Trax results showcased further expansion of its recurring software revenue.

“Our continued strong revenue growth translated to an adjusted EBITDA increase of 26% in the quarter, and we expanded our adjusted EBITDA margins from 12.0% to 12.1% year over year. We expect continued margin expansion as we shift our sales mix to higher margin offerings as well as realize synergies from our recent acquisitions.

“Regarding acquisitions, the execution of our integration and performance improvement plan for HAECO Americas is progressing well and is ahead of schedule. Furthermore, our acquisition of ADI is exceeding our expectations, and we continue to find new opportunities for growth, particularly given its government product lines. Finally, we remain on track to close our acquisition of A-R-T in the fourth quarter of fiscal year 2026.

“We also made solid progress with respect to our leverage. Cash from operations was $75 million in the quarter, which helped us to reduce net leverage to 2.17x. We are now comfortably within our target range of 2.0x to 2.5x, giving us flexibility to continue funding our strategic growth.

Holmes concluded, “We see significant opportunity for continued profitable growth ahead, supported by resilient and growing demand for our aviation aftermarket solutions. We are closely following the conflict in the Middle East and are in constant contact with our customers. Fundamental demand for air travel remains extremely strong, and we are the preferred solution for the markets we serve. We remain extremely well positioned in the market and are committed to delivering for our customers in all environments while executing on our disciplined growth strategy.”

RECENT UPDATES

•	Commenced exclusive distribution agreement with TRIUMPH for its actuation power line on Boeing and Airbus commercial platforms
•	Recently awarded new multi-year contracts with the U.S. Air Force to repair and build new pallets at our Mobility Systems location worth up to $450 million
•	Completed Oklahoma City Airframe MRO facility expansion, inducted first aircraft in early March
•	Trax signed a multi-year contract expansion with Air Atlanta Icelandic to add eMobility and cloud hosting solutions to its current eMRO platform offering
•	Signed a new agreement with Otto Instrument Service to distribute the LASEREF IV inertial reference system product line, further broadening our new parts Distribution activities in the business aviation market

THIRD QUARTER FISCAL YEAR 2026 RESULTS

Consolidated third quarter sales increased 25% to $845.1 million, compared to $678.2 million in the same quarter last year. Sales to commercial customers increased 27%, or $130 million, primarily due to double-digit organic growth across new parts Distribution within the Company's Parts Supply segment and the impact of the Company’s acquisitions of HAECO Americas and ADI. Sales to government customers increased 19% over the same period last year, primarily due to increased order volume for new parts Distribution activities and the impact of ADI’s sales to government customers. Sales to commercial customers were 73% of consolidated sales, compared to 72% in the prior year quarter.

The Company reported net income of $68.0 million, or $1.71 per diluted share. For the third quarter of the prior year, the Company reported a net loss of $8.9 million, or $0.25 per share. The prior year quarter included a pre-tax charge of $63.7 million associated with the divestiture of the Company’s Landing Gear Overhaul business. Adjusted diluted earnings per share in the third quarter of fiscal year 2026 were $1.25, compared to $0.99 in the third quarter of the prior year.

Selling, general, and administrative expenses were $89.8 million in the current quarter, compared to $61.3 million in the prior year quarter. The prior year quarter included the reversal of a legal charge of $11.1 million related to a Russian court judgment, which we successfully appealed. Acquisition, amortization, and integration expenses were $8.7 million in the quarter, compared to $5.3 million in the prior year quarter.

Operating margins were 7.8% in the quarter, compared to 10.5% in the prior year quarter. Adjusted operating margin increased to 10.2% in the current year quarter from 9.7% in the prior year quarter, primarily as a result of increased volume and profitability in the Company’s new parts Distribution activities.

Net interest expense for the quarter was $17.1 million, compared to $18.1 million last year. Average diluted share count increased from 35.4 million shares in the prior year quarter to 39.5 million shares in the current year quarter primarily due to the Company’s equity offering in the second quarter of fiscal year 2026.

Cash flow provided by operating activities was $74.7 million during the current quarter, compared to cash used in operating activities of $18.7 million in the prior year quarter. As of February 28, 2026, net debt was $816.5 million and net leverage was 2.17x.

FOURTH QUARTER AND FULL YEAR FY2026 GUIDANCE

The Company is providing the following guidance for the fourth quarter and full year fiscal 2026:

Fourth quarter FY2026 As of March 24, 2026
Total sales growth	19% - 21%
Organic sales growth[1]	6% - 8%
Adjusted operating margin	10.2% - 10.5%

1 Organic sales growth reflects growth from prior year adjusted organic sales for the relevant period, which excludes Landing Gear sales and impact of acquisitions completed in FY2026.

Full year FY2026
	Prior As of January 6, 2026	Current As of March 24, 2026
Total sales growth	Approaching 17%	~19%
Organic sales growth[1]	Approaching 11%	~12%

Conference call information

On Tuesday, March 24, 2026, at 4 p.m. Central time, AAR will hold a conference call to discuss the results. A listen-only webcast and slides can be accessed at https://edge.media-server.com/mmc/p/8n3xaah2. Participants may join via phone by registering at https://register-conf.media-server.com/register/BI0f6731dbbd854a97a0fbedce9ab66e73. Once registered, participants will receive a dial-in number and a unique PIN that will allow them to access the call.

A replay of the conference call will be available for on-demand listening shortly after the completion of the call at the webcast link and will remain available for approximately one year.

The slides are also available on AAR’s website at https://www.aarcorp.com/en/investors/quarterly-results/.

About AAR

AAR is a global aerospace and defense aftermarket solutions company with operations in over 20 countries. Headquartered in the Chicago area, AAR supports commercial and government customers through four operating segments: Parts Supply, Repair & Engineering, Integrated Solutions, and Expeditionary Services. Additional information can be found at aarcorp.com/.

Contact: Chris Tillett – Investor Relations | +1-630-227-5830 | investors@aarcorp.com

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, which reflect management’s expectations about future conditions, including, but not limited to, our fourth quarter and full year FY2026 guidance, execution of strategies, continued demand in the commercial and government aviation markets; market position; anticipated activities and benefits related to new or expanding business relationships; expected contributions and synergies related to acquisitions; expansion of capabilities and operational footprint; opportunities for margin improvement through operations, integration activities and other efficiency initiatives; and continued sales and margin growth, earnings performance, debt management, and capital allocation.

Forward-looking statements often address our expected future operating and financial performance and financial condition, or targets, goals, commitments, and other business plans, and often may also be identified because they contain words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” or similar expressions and the negatives of those terms.

These forward-looking statements are based on the beliefs of Company management, as well as assumptions and estimates based on information available to the Company as of the dates such assumptions and estimates are made, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors, including: (i) factors that adversely affect the commercial aviation industry; (ii) adverse events and negative publicity in the aviation industry; (iii) a reduction in sales to the U.S. government and its contractors; (iv) cost overruns and losses on fixed-price contracts; (v) nonperformance by subcontractors or suppliers; (vi) our ability to manage our operational footprint; (vii) a reduction in outsourcing of maintenance activity by airlines; (viii) a shortage of skilled personnel or work stoppages; (ix) competition from other companies; (x) financial, operational and legal risks arising as a result of operating internationally; (xi) inability to integrate acquisitions effectively and execute operational and financial plans related to the acquisitions; (xii) failure to realize the anticipated benefits of acquisitions; (xiii) circumstances associated with divestitures; (xiv) inability to recover costs due to fluctuations in market values for aviation products and equipment; (xv) cyber or other security threats or disruptions; (xvi) a need to make significant capital expenditures to keep pace with technological developments in our industry; (xvii) restrictions on use of intellectual property and tooling important to our business; (xviii) inability to fully execute our stock repurchase program and return capital to stockholders; (xix) limitations on our ability to access the debt and equity capital markets or to draw down funds under loan agreements; (xx) our ability to manage our debt; (xxi) non-compliance with restrictive and financial covenants contained in our debt and loan agreements; (xxii) changes in or non-compliance with laws and regulations related to federal contractors, the aviation industry, international operations, safety, and environmental matters, and the costs of complying with such laws and regulations; and (xxiii) exposure to product liability and property claims that may be in excess of our liability insurance coverage. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.

For a discussion of these and other risks and uncertainties, refer to our Annual Report on Form 10-K, Part I, “Item 1A, Risk Factors” and our other filings filed from time to time with the U.S. Securities and Exchange Commission. These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control. The risks described in these reports are not the only risks we face, as additional risks and uncertainties are not currently known or foreseeable or impossible to predict accurately or risks that are beyond the Company’s control or deemed immaterial may materially adversely affect our business, financial condition or results of operations in future periods. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

AAR CORP. and subsidiaries

Condensed consolidated statements of operations (In millions except per share data - unaudited)	Three months ended February 28,		Nine months ended February 28,
	2026	2025	2026	2025
Sales	$845.1	$678.2	$2,380.0	$2,026.0
Cost of sales	690.4	546.5	1,934.7	1,648.5
Gross profit	154.7	131.7	445.3	377.5
Provision for (Recovery of) credit losses	0.5	(0.2)	2.2	(0.3)
Selling, general, and administrative	89.8	61.3	249.7	270.3
Earnings from joint ventures	1.4	0.5	4.3	4.7
Operating income	65.8	71.1	197.7	112.2
Bargain purchase gain	35.7	––	35.7	––
Gain on sale of headquarters building	9.8	––	9.8	––
Gain (Loss) related to sale and exit of businesses, net	(0.4)	(64.0)	0.2	(65.3)
Interest expense, net	(17.1)	(18.1)	(54.2)	(55.2)
Other expense, net	(0.7)	(0.1)	(1.0)	(0.4)
Income (Loss) before income tax expense (benefit)	93.1	(11.1)	188.2	(8.7)
Income tax expense (benefit)	25.1	(2.2)	51.2	12.8
Net income (loss)	$68.0	$(8.9)	$137.0	$(21.5)

Earnings (Loss) per share – Basic	$1.72	$(0.25)	$3.61	$(0.61)
Earnings (Loss) per share – Diluted	$1.71	$(0.25)	$3.59	$(0.61)

Share data used for earnings (loss) per share:
Weighted average shares outstanding – Basic	39.3	35.4	37.8	35.4
Weighted average shares outstanding – Diluted	39.5	35.4	38.0	35.4

AAR CORP. and subsidiaries

Condensed consolidated balance sheets (In millions)	February 28, 2026	May 31, 2025
	(unaudited)
ASSETS
Cash and cash equivalents	$78.5	$96.5
Restricted cash	21.6	12.7
Accounts receivable, net	426.2	354.8
Contract assets	142.3	140.3
Inventories, net	958.2	809.2
Other current assets	136.9	97.1
Total current assets	1,763.7	1,510.6
Property, plant, and equipment, net	163.2	158.5
Goodwill and intangible assets, net	840.9	750.4
Rotable assets supporting long-term programs	188.0	172.4
Operating lease right-of-use assets, net	192.8	93.3
Other non-current assets	183.9	159.4
Total assets	$3,332.5	$2,844.6

LIABILITIES AND EQUITY
Accounts payable	$324.0	$303.1
Other current liabilities	329.0	251.6
Total current liabilities	653.0	554.7
Long-term debt	888.3	968.0
Operating lease liabilities	91.4	79.6
Other non-current liabilities	56.4	30.7
Total liabilities	1,689.1	1,633.0
Equity	1,643.4	1,211.6
Total liabilities and equity	$3,332.5	$2,844.6

AAR CORP. and subsidiaries

Condensed consolidated statements of cash flows (In millions – unaudited)	Three months ended February 28,		Nine months ended February 28,
	2026	2025	2026	2025
Cash flows provided by (used in) operating activities:
Net income (loss)	$68.0	$(8.9)	$137.0	$(21.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	21.0	14.7	53.5	43.5
Stock-based compensation expense	3.7	5.6	13.3	15.6
Bargain purchase gain	(35.7)	––	(35.7)	––
Gain on sale of building	(9.8)	––	(9.8)	––
Impairment charge	––	63.0	––	63.0
Changes in certain assets and liabilities:
Accounts receivable	(24.5)	(8.9)	(35.1)	(42.2)
Contract assets	10.5	(10.6)	14.2	(37.8)
Inventories	(47.2)	(19.2)	(65.5)	(76.6)
Other current assets	4.4	(8.1)	(23.9)	(12.9)
Rotable assets supporting long-term programs	19.0	(12.1)	(25.6)	(24.2)
Accounts payable and accrued liabilities	53.7	(31.1)	25.1	71.5
Other	11.6	(3.1)	(4.1)	6.3
Net cash provided by (used in) operating activities	74.7	(18.7)	43.4	(15.3)

Cash flows used in investing activities:
Property, plant, and equipment expenditures	(8.5)	(8.5)	(24.6)	(24.7)
Proceeds from sale of building	24.8	4.7	24.8	4.7
Acquisitions, net of cash acquired	(0.4)	––	(222.0)	2.9
Hangar expansion activity, net	(24.0)	0.5	(24.5)	(1.6)
Other	(6.6)	(0.4)	(5.5)	1.8
Net cash used in investing activities	(14.7)	(3.7)	(251.8)	(16.9)

Cash flows provided by (used in) financing activities:
Short-term borrowings (repayments) on Revolving Credit Facility, net	(65.0)	35.0	(232.0)	35.0
Proceeds from equity offering, net	––	––	273.9	––
Proceeds from long-term borrowings, net	––	––	153.0	––
Other	8.9	5.8	4.4	2.0
Net cash provided by (used in) financing activities	(56.1)	40.8	199.3	37.0
Increase (Decrease) in cash and cash equivalents	3.9	18.4	(9.1)	4.8
Cash, cash equivalents, and restricted cash at beginning of period	96.2	82.5	109.2	96.1
Cash, cash equivalents, and restricted cash at end of period	$100.1	$100.9	$100.1	$100.9

AAR CORP. and subsidiaries

Third-party sales by segment (In millions - unaudited)	Three months ended February 28,		Nine months ended February 28,
	2026	2025	2026	2025
Parts Supply	$392.5	$270.7	$1,063.9	$794.1
Repair & Engineering	265.3	215.9	724.4	662.3
Integrated Solutions	167.8	162.9	528.6	495.2
Expeditionary Services	19.5	28.7	63.1	74.4
	$845.1	$678.2	$2,380.0	$2,026.0

Operating income (loss) by segment (In millions- unaudited)	Three months ended February 28,		Nine months ended February 28,
	2026	2025	2026	2025
Parts Supply	$50.7	$45.4	$132.5	$107.1
Repair & Engineering	15.1	19.0	58.2	62.9
Integrated Solutions	9.4	9.6	33.0	23.8
Expeditionary Services	2.8	6.4	8.2	6.9
	78.0	80.4	231.9	200.7
Corporate and other	(12.2)	(9.3)	(34.2)	(88.5)
	$65.8	$71.1	$197.7	$112.2

Adjusted net income, adjusted diluted earnings per share, organic adjusted sales growth, adjusted operating margin, adjusted cash flow used in operating activities, adjusted EBITDA, adjusted EBITDA margin, net debt, and net debt to adjusted EBITDA (net leverage) are “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We believe these non-GAAP financial measures are relevant and useful for investors as they illustrate our core operating performance, cash flows, and leverage unaffected by the impact of certain items that management does not believe are indicative of our ongoing and core operating activities. When reviewed in conjunction with our GAAP results and the accompanying reconciliations, we believe these non-GAAP financial measures provide additional information that is useful to gain an understanding of the factors and trends affecting our business and provide a means by which to compare our operating performance and leverage against that of other companies in the industries we compete. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Our non-GAAP financial measures reflect adjustments for certain items including, but not limited to, the following:

•	Costs associated with U.S. Foreign Corrupt Practices Act (“FCPA”) matters that we self-reported to the U.S. Department of Justice and other agencies, including investigation costs and settlement charges.
•	Expenses associated with recent acquisition activity, including professional fees for legal, due diligence, and other acquisition activities, intangible asset amortization (including amortization of favorable lease assets classified within operating lease right-of-use assets), integration costs, bargain purchase gains, and compensation expense related to contingent consideration and retention agreements.
•	Legal judgments and reversals related to or impacted by the Russia/Ukraine conflict.
•	Contract termination costs and benefits are comprised of gains and losses that are recognized at the time of modifying, terminating, or restructuring certain customer and vendor contracts, including the impact from the U.S. government exercising their termination for convenience in the first quarter of fiscal year 2025 for our Mobility Systems business’s new-generation pallet contract.
•	Losses related to our exit from our Indian joint venture, our Landing Gear Overhaul business, and our Composites manufacturing business, including legal fees for the performance guarantee associated with the Composites’ A220 aircraft contract.

Adjusted EBITDA is net income before interest income (expense), other income (expense), income taxes, depreciation and amortization, stock-based compensation, and items of an unusual nature including but not limited to business divestitures and acquisitions, FCPA settlement and investigation costs, certain legal judgments, acquisition, integration, and amortization expenses from recent acquisition activity, headquarters relocation activity, product line exits, and significant customer contract terminations.

The Company is not providing a reconciliation of forward-looking financial measures to the most directly comparable forward-looking GAAP measure because the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of certain items, such as, but not limited to, unusual gains and losses, the ultimate outcome of pending litigation, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. Each of the adjustments has not occurred, are out of the Company's control and/or cannot be reasonably predicted. For this reason, the Company is unable to address the probable significance of the unavailable information.

Pursuant to the requirements of Regulation G of the Exchange Act, we are providing the following tables that reconcile the above-mentioned non-GAAP financial measures to the most directly comparable GAAP financial measures:

Adjusted net income (In millions - unaudited)	Three months ended February 28,		Nine months ended February 28,
	2026	2025	2026	2025
Net income (loss)	$68.0	$(8.9)	$137.0	$(21.5)
Acquisition, integration, and amortization expenses	15.5	7.5	36.1	23.6
Bargain purchase gain	(35.7)	––	(35.7)	––
Gain on sale of headquarters building	(9.8)	––	(9.8)	––
Impairment charge related to product line exit	4.9	––	4.9	––
Loss on equity investments	0.3	––	0.3	––
Loss (Gain) related to sale of business/joint venture, net	0.4	64.0	(0.2)	63.2
Severance charges	––	––	1.0	––
Government COVID-related subsidy liability reversal	––	––	(0.7)	––
FCPA settlement and investigation costs	––	1.1	––	65.3
Russian bankruptcy court judgment (reversal)	––	(11.1)	––	(11.1)
Contract termination cost (benefit)	––	(3.0)	––	0.2
Tax effect on adjustments (a)	6.0	(14.2)	1.1	(21.6)
Adjusted net income	$49.6	$35.4	$134.0	$98.1

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge.

Adjusted diluted earnings per share (unaudited)	Three months ended February 28,		Nine months ended February 28,
	2026	2025	2026	2025
Diluted earnings (loss) per share	$1.71	$(0.25)	$3.59	$(0.61)
Acquisition, integration, and amortization expenses	0.39	0.21	0.95	0.66
Bargain purchase gain	(0.90)	––	(0.94)	––
Gain on sale of headquarters building	(0.25)	––	(0.26)	––
Impairment charge related to product line exit	0.12	––	0.13	––
Loss on sale of equity investment	0.01	––	0.01	––
Loss (Gain) related to sale of business/joint venture, net	0.01	1.80	(0.01)	1.78
Severance charges	––	––	0.03	––
Government COVID-related subsidy liability reversal	––	––	(0.02)	––
FCPA settlement and investigation costs	––	0.03	––	1.84
Russian bankruptcy court judgment (reversal)	––	(0.31)	––	(0.31)
Contract termination benefit	––	(0.09)	––	––
Tax effect on adjustments (a)	0.16	(0.40)	0.03	(0.61)
Adjusted diluted earnings per share	$1.25	$0.99	$3.51	$2.75

(a)	Calculation uses estimated statutory tax rates on non-GAAP adjustments except for the impact of the non-deductible portion of the FCPA settlement charge.

Adjusted operating margin (In millions - unaudited)	Three months ended
	February 28, 2026	November 30, 2025	February 28, 2025
Sales	$845.1	$795.3	$678.2
Contract termination benefit	––	––	(4.0)
Adjusted sales	$845.1	$795.3	$674.2

Operating income	$65.8	$67.0	$71.1
Acquisition, integration, and amortization expenses	15.5	14.2	7.5
Impairment charge related to product line exit	4.9	––	––
Russian bankruptcy court judgment (reversal)	––	––	(11.1)
Contract termination benefit	––	––	(3.0)
FCPA settlement and investigation costs	––	––	1.1
Adjusted operating income	$86.2	$81.2	$65.6

Operating margin	7.8%	8.4%	10.5%
Adjusted operating margin	10.2%	10.2%	9.7%

Organic adjusted sales growth for the three months ended February 28, 2026

(unaudited)

GAAP sales growth	24.6%
Impact of contract termination benefit	0.3
Impact of Landing Gear Overhaul divestiture	3.6
Impact of acquisitions within the last twelve months	(14.4)
Organic adjusted sales growth	14.1%

Adjusted cash provided by (used in) operating activities (In millions - unaudited)	Three months ended February 28,		Nine months ended February 28,
	2026	2025	2026	2025
Cash provided by (used in) operating activities	$74.7	$(18.7)	$43.4	$(15.3)
Amounts outstanding on accounts receivable financing program:
Beginning of period	28.1	23.9	21.3	13.7
End of period	(28.2)	(20.2)	(28.2)	(20.2)
Adjusted cash provided by (used in) operating activities	$74.6	$(15.0)	$36.5	$(21.8)

Adjusted EBITDA (In millions - unaudited)	Three months ended February 28,		Nine months ended February 28,		Year ended May 31,
	2026	2025	2026	2025	2025
Net income (loss)	$68.0	$(8.9)	$137.0	$(21.5)	$12.5
Income tax expense (benefit)	25.1	(2.2)	51.2	12.8	26.4
Other expense, net	0.7	0.1	1.0	0.4	0.3
Interest expense, net	17.1	18.1	54.2	55.2	73.6
Depreciation and amortization	20.2	14.0	51.1	41.5	55.2
Acquisition and integration expenses	7.5	3.5	18.0	11.7	10.8
Bargain purchase gain	(35.7)	––	(35.7)	––	––
Gain on sale of headquarters building	(9.8)	––	(9.8)	––	––
Impairment charge related to product line exit	4.9	––	4.9	––	––
Losses related to sale of business/joint venture, net	0.4	64.0	(0.2)	63.2	70.3
Severance charges	––	––	1.0	––	––
Government COVID-related subsidy liability reversal	––	––	(0.7)	––	0.8
FCPA settlement and investigation costs	––	1.1	––	65.3	65.3
Russian bankruptcy court judgment	––	(11.1)	––	(11.1)	(11.1)
Contract termination cost (benefit)	––	(3.0)	––	0.2	0.2
Stock-based compensation	3.7	5.6	13.3	15.6	19.9
Adjusted EBITDA	$102.1	$81.2	$285.3	$233.3	$324.2

Net income margin	8.0%	(1.3)%
Adjusted EBITDA margin	12.1%	12.0%

Net debt (In millions - unaudited)	February 28, 2026	February 28, 2025
Total debt	$895.0	$1,032.0
Less: Cash and cash equivalents	(78.5)	(84.4)
Net debt	$816.5	$947.6

Net debt to adjusted EBITDA (In millions - unaudited)
Adjusted EBITDA for the year ended May 31, 2025	$324.2
Less: Adjusted EBITDA for the nine months ended February 28, 2025	(233.3)
Plus: Adjusted EBITDA for the nine months ended February 28, 2026	285.3
Adjusted EBITDA for the twelve months ended February 28, 2026	$376.2
Net debt at February 28, 2026	$816.5
Net debt to Adjusted EBITDA	2.17